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                                     DELAYED

                               INDEMNITY AGREEMENT


                           DATED AS OF MARCH 28, 2002


                                     BETWEEN


                        INTESABCI S.P.A., NEW YORK BRANCH
                                  as Depositary

                            AMERICAN TRANS AIR, INC.

                                       AND

                                  AMTRAN, INC.




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


                                TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SECTION 1.    INDEMNITY PAYMENTS..........................................................1

     1.01     Indemnity Payments..........................................................1

     1.02     Overdue Amounts. (a)........................................................2

     1.03     Reduction of Notional Amounts...............................................2

     1.04     Subsequent Index Period.....................................................3

     1.05     Initial Index Rate..........................................................3

     1.06     Replacement Drawing.........................................................3

     1.07     Prepayment Drawing..........................................................3

SECTION 2.    COLLATERAL ACCOUNT AND INVESTMENTS..........................................4

     2.01     Collateral Account..........................................................4

     2.02     Investment of Balance in Collateral Account.................................4

     2.03     Pledge......................................................................4

     2.04     Application and Termination.................................................4

     2.05     No Duplication..............................................................5

SECTION 3.    REPRESENTATIONS AND WARRANTIES..............................................5

SECTION 4.    PAYMENTS, NO SETOFF.........................................................6

SECTION 5.    INCREASED COSTS.............................................................6

SECTION 6.    CAPITAL ADEQUACY............................................................7

SECTION 7.    GUARANTEE...................................................................7

SECTION 8.    BREAKAGE....................................................................9

SECTION 9.    EXPENSES; INDEMNITY.........................................................9

SECTION 10.   REMEDIES...................................................................10

SECTION 11.   AMENDMENT, ETC.............................................................10

SECTION 12.   NOTICES....................................................................10

SECTION 13.   ENTIRE AGREEMENT...........................................................10

SECTION 14.   GOVERNING LAW..............................................................11

SECTION 15.   WAIVER OF JURY TRIAL RIGHT.................................................11

SECTION 16.   COUNTERPARTS...............................................................11

SECTION 17.   NO THIRD-PARTY BENEFICIARIES...............................................11

                           DELAYED INDEMNITY AGREEMENT

       DELAYED INDEMNITY AGREEMENT, dated as of March 28, 2002 (this "Agreement") between INTESABCI S.P.A., New York Branch ("IntesaBci," and in its capacity as depositary bank under the Delayed Deposit Agreements referred to below, the "Depositary"), AMERICAN TRANS AIR, INC. ("ATA") and AMTRAN, INC. (the "Guarantor" or "Amtran").

                              W I T N E S S E T H:
                              - - - - - - - - - -

       WHEREAS, in connection with the financing of up to five aircraft to be operated by ATA, Wells Fargo Bank Northwest, N.A., as escrow agent (the "Escrow Agent"), and the Depositary are entering into (a) the Delayed Deposit Agreement (Class A), dated as of March 28, 2002 (the "Delayed Class A Deposit Agreement"), and (b) the Delayed Deposit Agreement (Class B) dated as of March 28, 2002 (the "Delayed Class B Deposit Agreement") (the Class A Deposit Agreement and the Class B Deposit Agreement, collectively, the "Delayed Deposit Agreements"), pursuant to which, among other things, (i) the Depositary will establish accounts into and from which the Escrow Agent shall make deposits, requests, withdrawals and re-deposits and (ii) the Depositary will pay the Escrow Agent a fixed rate of interest on each Deposit;

       WHEREAS, on the Delayed Funding Date, the Escrow Agent shall deposit (i) $68,969,100.00 with the Depositary under the Delayed Class A Deposit Agreement and (ii) $20,130,900.00 with the Depositary under the Delayed Class B Deposit Agreement; and

       WHEREAS, it is a condition precedent to the obligation of the Depositary to enter into the Delayed Deposit Agreements that ATA and the Guarantor enter into this Delayed Indemnity Agreement.

       NOW, THEREFORE, in consideration of the Depositary entering into the Delayed Deposit Agreements and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms not defined herein shall have the meanings set forth in Annex A hereto or if not therein defined, as defined in the Deposit Agreements):

       SECTION 1. Indemnity Payments.

       1.01 Indemnity Payments. ATA agrees to pay (each such payment, an "Indemnity Payment"), to IntesaBci no later than 11:00 a.m. (New York City time) on each February 20, May 20, August 20 and November 20 on which interest is due under Section 2.2 of each Delayed Deposit Agreement and on the Final Withdrawal Date (each such date, an "Indemnity Payment Date"):

             (a) in the case of each Interest Payment Date occurring prior to the Final Withdrawal Date, an amount equal to the excess, if any, of (i) the aggregate amount of interest accrued on the Deposits in accordance with each Delayed Deposit Agreement during the Relevant Period for, and due and payable on, such Interest Payment Date over (ii) the sum of the Notional Earnings for each Notional Amount during such Relevant Period;

             (b) in the case of a Final Withdrawal Date which is not an Interest Payment Date, an amount equal to the excess, if any, of (i) the aggregate amount of interest accrued on the Deposits in accordance with each Delayed Deposit Agreement during the Relevant Period for, and due and payable on, the Final Withdrawal Date over (ii) the sum of the Notional Earnings on the amount of each Notional Amount outstanding on the Final Withdrawal Date (prior to giving effect to the Final Withdrawals under and as defined in each Delayed Deposit Agreement) during such Relevant Period; and

             (c) in the case of each Interest Payment Date occurring after the Final Withdrawal Date or a Final Withdrawal Date occurring on an Interest Payment Date, an amount equal to the excess, if any, of (i) the amount of interest accrued on the Deposits in accordance with each Delayed Deposit Agreement during the Relevant Period for, and due and payable on, such Interest Payment Date over (ii) the sum of (x) the sum of the Notional Earnings for each Notional Amount during such Relevant Period minus (y) unless the Final Withdrawal Date is an Interest Payment Date, the amount, if any, described in clause (b)(ii) above.

Not later than three (3) Business Days prior to each Indemnity Payment Date, IntesaBci shall provide to ATA an estimate of the Indemnity Payment payable on such Indemnity Payment Date in accordance with the immediately preceding sentence. Not later than one Business Day prior to each Indemnity Payment Date, IntesaBci shall provide ATA with an invoice specifying the Indemnity Payment payable on such Indemnity Payment Date, which invoice shall be prima facie evidence of ATA's obligation to pay such Indemnity Payment. For avoidance of doubt, ATA shall not be obligated to pay any Indemnity Payment to the extent IntesaBci, as Depositary, has not paid interest on the Deposits or any other amount payable by it in accordance with the terms of the Delayed Deposit Agreements.

       1.02 Overdue Amounts. (a) ATA agrees to pay to IntesaBci interest on any amount that shall not be paid by ATA when due under this Agreement (an "Overdue Amount") at the Base Rate plus 2%. Such interest shall be payable on demand and accrue on the portion of such overdue amount remaining unpaid from time to time, from (and, including) the date that such amount is not paid when due to (but excluding) the date when such overdue amount is paid in full, and shall be payable upon demand from time to time by IntesaBci.

             (b) Without limiting the generality of the foregoing, overdue interest accrued under Section 1.02(a) because amounts are on deposit in the Collateral Account which IntesaBci would be entitled to withdraw and apply in accordance with Section 2.03 hereof, but which IntesaBci cannot so withdraw and apply due to the operation of the "automatic stay" provisions of the United States Bankruptcy Code, shall be deemed Overdue Amounts from and including the date as of which such provisions are in effect to but excluding the date on which IntesaBci is permitted to apply and withdraw them.

       1.03 Reduction of Notional Amounts. If one or more Deposits are withdrawn on any day in accordance with the Delayed Deposit Agreements, the Notional Amounts shall be deemed to be reduced by an amount equal to the excess of (i) the aggregate amount of the Deposits withdrawn on such day over (ii) the aggregate amount redeposited with the Depositary on such day under each Delayed Deposit Agreement; provided that the Notional Amounts shall be deemed to be increased by the aggregate amount redeposited with the Depositary under such

Delayed Deposit Agreement. Such reduction shall be applied to the Notional Amounts in the same order that the Index Period for each Notional Amount terminates (i.e., the reduction shall be applied first to the Notional Amount which shall then have an Index Period ending on or closest to the applicable day of withdrawal); provided that if the last day of the Index Period for two or more Notional Amounts shall be the same, then the reduction applied to such Notional Amounts shall be applied in inverse order to the Notional Amounts deemed reduced as a result of the relevant Deposit or Deposits withdrawal (pro rata as appropriate).

       1.04 Subsequent Index Period. No later than one (1) Business Day prior to the end of the Initial Index Period, and each Subsequent Index Period, or during any Floating Index Period, for any Notional Amount, ATA may, by written notice to IntesaBci, select an additional period (each, a "Subsequent Index Period") for such Notional Amount not to extend beyond March 17, 2003 in each instance; provided that if ATA shall not select a Subsequent Index Period for such Notional Amount by 2:00 p.m. (New York City time) on such Business Day, ATA shall have deemed to have selected a Subsequent Index Period for such Notional Amount from and including the last day of the Initial Index Period or the immediately preceding Subsequent Index Period (as the case may be) to but excluding the next Business Day thereafter. Upon the selection (or deemed selection) of a Subsequent Index Period for a Notional Amount, IntesaBci shall promptly determine and then provide written notice to ATA of the Index Rate for such Subsequent Index Period for such Notional Amount. The Index Rate for any one day Subsequent Index Period shall be the Federal Funds Index Rate for such day (as determined by IntesaBci). The Index Rate for any Subsequent Index Period (other than for one day) shall be an interest rate per annum determined by IntesaBci in the same manner as the indicative interest rates per annum of Initial Period (other than for one day) heretofore provided to ATA by IntesaBci were determined, which determination shall be prima facie evidence of the amount thereof.

       1.05 Initial Index Rate. Promptly following its determination thereof, the Depositary shall notify ATA of the Initial Index Rate for each Notional Amount.

       1.06 Replacement Drawing. In the event of a Replacement Drawing, ATA shall pay to the Depositary no later than 11:00 a.m. (New York City time) on:

             (a) if accrued interest on the drawn Deposits is payable on the date of the Replacement Drawing (the "Replacement Drawing Date") or, otherwise, the succeeding Interest Payment Date the excess, if any, of (x) the aggregate amount of interest accrued on the Deposits in accordance with each Deposit Agreement during the Relevant Period for, and required to be paid on the Replacement Drawing Date or such Interest Payment Date over (y) the sum of the Notional Earnings on the amount of each Notional Amount outstanding on the Replacement Drawing Date (prior to giving effect to the Replacement Drawing effected on such date) during such Relevant Period; and

             (b) the Replacement Drawing Date, subject to the last sentence of
Section 9 hereof, any breakage costs described in Section 8 hereof.

       1.07 Prepayment Drawing. In the event of a Prepayment Drawing is respect of any Deposit, ATA shall pay to the Depositary no later than 11:00 a.m. (New York City time) on the date of such drawing:

             (a) the excess, if any, of (x) the aggregate amount of interest accrued on such Deposit in accordance with each Deposit Agreement during the Relevant Period for, and required to be paid on the such date over (y) the sum of the Notional Earnings on the amount of each Notional Amount outstanding in respect of such Deposit accrued through such date (prior to giving effect to the Prepayment Drawing effected on such date) during such Relevant Period; and

             (b) subject to the last sentence of Section 9 hereof, any breakage costs described in Section 8 hereof.

       SECTION 2. Collateral Account and Investments.

       2.01 Collateral Account. There is hereby established with IntesaBci a collateral account (the "Collateral Account") in the name and under the control of IntesaBci into which ATA shall deposit cash from time to time in accordance with the provisions of Section 2 hereof. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

       2.02 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in Permitted Investments. Such Permitted Investments shall be held in the name and be under the control of IntesaBci. All Investment Earnings in respect of investments of amounts in the Collateral Account shall be credited to the Collateral Account and constitute a portion of the Pledged Security. IntesaBci agrees that the Permitted Investments shall earn interest from time to time at the LIBID Rate.

       2.03 Pledge. As collateral security for the prompt payment in full when due of ATA's obligations under this Agreement and the Delayed Indemnity Agreement (the "Secured Obligations"), ATA hereby pledges and grants to IntesaBci a security interest in all of ATA's right, title and interest in and to the Collateral Account, all Permitted Investments made with amounts standing to the credit of the Collateral Account, all Investment Earnings thereon and all other monies, earnings and investments standing to the credit thereof (collectively, the "Pledge Security"). If at any time ATA shall fail to pay any Secured Obligation when due, IntesaBci may (in its sole discretion) (i) liquidate any investments made in respect of amounts deposited in the Collateral Account and (ii) apply or cause to be applied the balance from time to time outstanding to the credit of the Collateral Account to the payment of such Secured Obligation.

       2.04 Application and Termination. (a) On each Indemnity Payment Date, an amount in the Collateral Account equal to the Indemnity Payment payable on such date shall be applied to ATA's obligations, if any, to make such Indemnity Payment on such Indemnity Payment Date.

             (b) Upon the later of (i) the later of (x) the date on which all of the Deposits shall have been withdrawn and paid (or shall be required to be withdrawn and paid) as provided in the Delayed Deposit Agreements without any redeposit and (y) the date on which all accrued and unpaid interest on the Deposits shall have been paid (or shall have become due and payable) as provided in the Delayed Deposit Agreements (the later of clauses (x) and (y) being referred to as the "Deposit Agreement Termination Date") and (ii) the payment in full of all Secured Obligations due and payable on or prior to the Deposit Agreement Termination Date (the "Termination Date"), IntesBci shall forthwith pay all amounts in the Collateral Account, together with any unreleased Investment Earnings thereon, to ATA.

       2.05 No Duplication. The obligations of ATA under Section 2.01 hereof and the obligations of IntesaBci under Section 2.02 shall be without duplication of their respective commensurate obligations under the Indemnity Agreement.

       SECTION 3. Representations and Warranties. (a) ATA represents and warrants to IntesaBci on the date hereof and on the Delayed Funding Date that:

             (i) ATA is duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has the full corporate power, authority and legal right under the laws of the State of Indiana to execute and deliver this Agreement and to carry out the obligations of ATA under this Agreement;

             (ii) the execution and delivery by ATA of this Agreement and the performance by ATA of its obligations under this Agreement have been duly authorized by ATA and will not violate its Articles of Incorporation or by-laws, any law, rule or regulation binding on ATA or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

             (iii) this Agreement constitutes the legal, valid and binding obligation of ATA, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

             (b)    Amtran represents and warrants to IntesaBci that:

             (i) Amtran is duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has the full corporate power, authority and legal right under the laws of the State of Indiana to execute and deliver this Agreement and to carry out the obligations of Amtran under this Agreement;

             (ii) the execution and delivery by Amtran of this Agreement and the performance by Amtran of its obligations under this Agreement have been duly authorized by Amtran and will not violate its Articles of Incorporation or by-laws, any law, rule or regulation binding on Amtran or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound;

             (iii) this Agreement constitutes the legal, valid and binding obligation of Amtran, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

             (iv) except as set forth in Amtran's most recent Annual Report on Form 10-K as amended, filed by Amtran with the SEC on or prior to the date hereof, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Amtran with the SEC subsequent to such Form 10-K and on or prior to the date hereof, no action, claim or proceeding is now pending or, to the Actual Knowledge of Amtran, threatened, against Amtran, before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to Amtran and if determined adversely to Amtran would result in a Material Adverse Change; and

             (v) the audited consolidated balance sheet of Amtran with respect to Amtran's most recent fiscal year included in Amtran's most recent Annual Report on Form 10-K, as amended, filed by Amtran with the SEC, and the related consolidated statements of operations and cash flows for the period then ended have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Amtran and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet there has been no material adverse change in such financial condition or operations of Amtran, except for matters disclosed in (a) the financial statements or Annual Report on Form 10-K referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Amtran with the SEC on or prior to the date hereof.

       SECTION 4. Payments, No Setoff. All amounts (including, without limitation, those payments made in respect of Taxes (as defined and provided for below)) payable by ATA to IntesaBci hereunder shall be paid in U.S. Dollars in immediately available funds, to the account of IntesaBci at: IntesaBci S.p.A., New York Branch, One Williams Street, ABA#026005319, Account No. 12210330049,
Reference: ATA Pass Through Trust 2002-l Deposit Indemnity or as IntesaBci may direct from time to time in writing to ATA. All amounts payable hereunder shall be made free and clear of, and without reduction for, or on account of, any and all taxes, levies or other impositions or charges ("Taxes"), other than taxes based on or measured by gross or net income, gross or net receipts, net worth, capital, franchise taxes or similar doing business taxes.

       SECTION 5. Increased Costs. In the event that any change in law or governmental rule, regulation or order, or in the interpretation, administration or application thereof (including the adoption of any new law or governmental rule, regulation or order), or any determination of a court or by any central bank or Government Entity, in each case that becomes effective after the date hereof, or compliance by IntesaBci (at its applicable lending office) with any guideline, request or directive issued or made after the date hereof by any such central bank or Government Entity (whether or not having the force of law):

             (i) subjects IntesaBci (or its applicable lending office) to any additional Tax (other than taxes excluded under Section 4 above) with respect to its obligations, commitments or extensions of credit hereunder, or under any of the Delayed Deposit Agreements or any payments to IntesaBci (or its applicable lending office) of any Indemnity Payment, interest, fees or any other amount payable under or in respect to this Agreement or any of the Delayed Deposit Agreements; or

             (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or other credit extended by, IntesaBci;

-and the result of any of the foregoing is that IntesaBci shall incur increased costs which are attributable to this Agreement or the Delayed Deposit Agreements or to reduce any amount received or receivable by IntesaBci (or its applicable lending office) with respect to this Agreement; then, in any such case, ATA shall pay to IntesaBci, within five Business Days after receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate IntesaBci for any such increased cost or reduction in amounts received or receivable hereunder. IntesaBci, promptly after the occurrence of such event, shall deliver to ATA a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to IntesaBci under this Section 5, which statement shall be prima facie evidence of ATA's obligation to pay such additional amounts.

       SECTION 6. Capital Adequacy. If the adoption after the date hereof of any applicable law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change after the date hereof in any existing interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the promulgation after the date hereof of any guidelines, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of IntesaBci or any corporation controlling IntesaBci as a consequence of IntesaBci's commitments, obligations or extensions of credit hereunder or under the Delayed Deposit Agreements to a level below that which IntesaBci or such controlling corporation could have achieved but for such adoption, change or promulgation (taking into consideration the policies of IntesaBci or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by ATA from IntesaBci of the statement referred to in the next sentence, ATA shall pay to IntesaBci such additional amount or amounts as will compensate IntesaBci or such controlling corporation on an after-tax basis for such reduction. IntesaBci shall deliver to ATA a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be prima facie evidence of ATA's obligation to pay such additional amounts.

       SECTION 7. Guarantee. (a) The Guarantor hereby guarantees to the Depositary the prompt payment in full when due of all amounts payable by ATA hereunder strictly in accordance with the terms hereof (such obligations being herein collectively called the "Obligations"). This is a guarantee of payment, not of collection. Accordingly, the Guarantor hereby further agrees that if ATA shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

             (b) The obligations of the Guarantor under Section 7(a) are irrevocable, absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of ATA under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 7(b) that the obligations of the Guarantor hereunder shall be irrevocable, absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain irrevocable, absolute and unconditional as described above:

             (i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived, or such Obligations shall be increased;

             (ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

             (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

             (iv) the dissolution, merger, consolidation, sale of all or substantially all of the assets or other corporate reorganization of ATA; or

             (v) any lien or security interest granted to, or in favor of, the Depositary as security for any of the Obligations shall be released or fail to be perfected.

             (c) The Guarantor hereby expressly waives diligence, presentment, demand of payment, notice of acceptance hereof, notice of the incurrence of any Obligation, protest and all notices whatsoever, and any requirement that the Depositary pursue or exhaust any right, power or remedy or otherwise proceed against ATA under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

             (d) The obligations of the Guarantor under this Section 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of ATA in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify the Depositary on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Depositary prior to payment in full of their respective claims by the Guarantor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any applicable law.

             (e) ATA hereby acknowledges and confirms that it has an unqualified obligation to reimburse the Guarantor for the full amount of the Obligations hereby guaranteed by the Guarantor and paid or otherwise satisfied by the Guarantor. The Guarantor hereby agrees that until the payment and satisfaction in full of all Obligations, the Depositary shall be entitled to prove against the estate of ATA in connection with any bankruptcy, insolvency, reorganization, rearrangement or winding up proceedings in respect of the whole of the Obligations (including any amount on account thereof theretofore paid by the Guarantor pursuant to the aforesaid guarantee), and the Guarantor shall have no right to be subrogated to Depositary in respect of such proof until the Depositary shall have received from such estate payment in full of their respective claims with interest; nor shall the Guarantor purport to exercise any right or remedy arising by reason of any performance by it of its obligation in 8(a) whether by subrogation or otherwise, against ATA or any other guarantor of any of the Obligations or any security for any of the Obligations until the Depositary shall have received payment in full of their respective claims with interest.

             (f) The Guarantor agrees that, as between it and the Depositary, its obligations under this Section 7 may be declared to be forthwith due and payable as provided in Section 2 for purposes of Section 7(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against ATA and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 7(a).

             (g) The obligations in this Section 7 are continuing, and shall apply to all Obligations whenever arising.

       SECTION 8. Breakage. If (x) any Notional Amount is reduced or increased other than during a Floating Index Period therefor or on the last day of the Index Period therefor (including by virtue of a Replacement Drawing or a Prepayment Drawing), (y) any withdrawal is cancelled with respect to which a notice has been delivered to the Depositary pursuant to Section 2.3(a) of any Deposit Agreement less than one Business Day prior to the scheduled date of such withdrawal (unless the Index Rate for such date is the Federal Funds Index Rate) or (z) any investment of amounts in the Collateral Account is liquidated prior to the maturity date therefor (each, a "Breakage Event"), then ATA shall compensate IntesaBci for any loss, cost or expense (including, without limitation, any cost of funding or loss incurred as a result of terminating, liquidating, obtaining or re-establishing any hedge or related trading position) incurred by IntesaBci in connection with such Breakage Event. A certificate of IntesaBci setting forth in reasonable detail any amount or amounts that IntesaBci is entitled to receive pursuant to this Section 8 shall be delivered to ATA and shall be prima facie evidence of ATA's obligation to pay such amount or amounts. ATA shall pay IntesaBci the amount shown as due on any such certificate within five Business Days after receipt thereof.

       SECTION 9. Expenses; Indemnity. (a) ATA shall pay all reasonable out-of-pocket expenses incurred by IntesaBci, including the reasonable fees, charges and disbursements of special New York and Italian counsel for IntesaBci, in connection with the preparation of this Agreement, the Delayed Deposit Agreements or any amendments, modifications or waivers of the provisions hereof or thereof.

             (b) The provisions of Section 9.1 of the Leased Aircraft Participation Agreement attached as Exhibit A-l to the Note Purchase Agreement, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis; provided that as incorporated herein, (i) each reference therein to "this Agreement" shall be deemed to be a reference to this Agreement, (ii) each reference therein to "Indemnitee" shall be deemed to be a reference to IntesaBci (in its capacity as Depositary) together with its affiliates, directors, officers, employees, agents, successors and assigns, (iii) each reference therein to "Lessee" shall be deemed to be reference to ATA, (iv) each reference therein to "Section 9.1", or any subsection of "Section 9.1", shall be deemed to be a reference to this Section 9(b) or applicable subsection, (v) each reference therein to "Operative Agreements" shall be deemed to be a reference to the "Operative Agreements" under each of the Participation Agreements, (vi) each reference therein to "Aircraft" shall be deemed to be a reference to the "Aircraft" under each of the Participation Agreements and (vii) the term "Pass Through Agreements" shall be deemed to include this Agreement.

             (c) All amounts due under this Section 9 shall be paid no later than five Business Days after written demand therefor.

       SECTION 10. Remedies. Upon the breach by ATA of any of its obligations under this Agreement, IntesaBci may exercise any right or remedy that may be available to it under applicable law. ATA agrees to indemnify and hold harmless IntesaBci for any reasonable cost or expense incurred by it in connection with, or arising out of, the enforcement by IntesaBci of this Agreement against ATA.

       SECTION 11. Amendment, Etc. This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the party against whom the amendment, waiver or other modification is sought to be enforced.

       SECTION 12. Notices. Unless otherwise expressly provided herein, any notice or other communication under this Agreement shall be in writing (including by facsimile) and shall be deemed to be given and effective upon receipt thereof. All notices shall be sent to (x) in the case of IntesaBci, IntesaBci S.p.A. , New York Branch, One Williams Street, New York, New York 10004, Attention: Transportation Finance Group (Telecopier: (212) 607-3966), (y) in the case of ATA, American Trans Air, Inc., 7337 West Washington Street, Indianapolis, IN 46321-0609, Attention: Kenneth K. Wolff (Telecopier: (317) 240-7091) or (z) in the case of Amtran, Amtran, Inc., 7337 West Washington Street, Indianapolis, IN 46321-0609 , Attention: Kenneth K. Wolff (Telecopier:
(317) 240-7091) (or at such other address as a party may specify from time to time in a written notice to the other parties). On or prior to the execution of this Agreement, ATA has delivered to IntesaBci a certificate containing specimen signatures of the representatives of ATA who are authorized to give notices and instructions with respect to this

Agreement. IntesaBci may conclusively rely on such certificate until IntesaBci receives written notice from ATA to the contrary.

       SECTION 13. Entire Agreement. This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between IntesaBci and ATA with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements and conditions, express or implied, oral or written.

       SECTION 14. Governing Law. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF INTESABCI AND ATA HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

       SECTION 15. Waiver Of Jury Trial Right. EACH OF INTESABCI AND ATA ACKNOWLEDGES AND ACCEPTS THAT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

       SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

       SECTION 17. No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, provide any person not a party hereto with any rights of any nature whatsoever against any of the parties hereto and no person not a party hereto shall have any right, power or privilege in respect of any party hereto, or have any benefit or interest, arising out of this Agreement.

       IN WITNESS WHEREOF, IntesaBci, Amtran and ATA have caused this Indemnity Agreement to be duly executed as of the day and year first above written.


                                            INTESABCI S.P.A., NEW YORK BRANCH
                                            as Depositary


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

                                            AMERICAN TRANS AIR, INC.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            AMTRAN, INC.


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

                                                                      SCHEDULE I


---------------------------------------------------------------------------------------------------
                              Expected              Manufacturer's              Aircraft
   Aircraft Type         Registration Number         Serial Number           Delivery Month
   -------------         -------------------         -------------           --------------
---------------------------------------------------------------------------------------------------
   Boeing 737-800              N327TZ                    32610                November 2002
---------------------------------------------------------------------------------------------------
   Boeing 737-800              N328TZ                    32611                November 2002
---------------------------------------------------------------------------------------------------
   Boeing 737-800              N329TZ                    32882                December 2002
---------------------------------------------------------------------------------------------------

                                                                     SCHEDULE II

------------------------------------------------------------------------------------------------------

       Notional Amount                  Initial Index Period                Initial Index Rate*
       ---------------                  --------------------                -------------------
------------------------------------------------------------------------------------------------------
       $29,700,000.00          [.............. ] - [.............. ]         [.............. ]%
------------------------------------------------------------------------------------------------------
       $29,700,000.00          [.............. ] - [.............. ]         [.............. ]%
------------------------------------------------------------------------------------------------------
       $29,700,000.00          [.............. ] - [.............. ]         [.............. ]%
------------------------------------------------------------------------------------------------------














* LIBOR minus 27.5 basis points as determined by the Depositary, which determination shall be conclusive, absent manifest error.

                                                                         ANNEX A

                                   DEFINITIONS

       "Actual Knowledge" means as it applies to ATA, actual knowledge of a Vice President or more senior officer of ATA having responsibility for the transactions contemplated by the Indemnity Agreement; provided that ATA shall be deemed to have "Actual Knowledge" of any matter as to which it has received notice from IntesaBci, such notice having been given pursuant to Section 12.

       "Aircraft" means each of the aircraft listed on Schedule I hereto.

       "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of
(i) (a) the Federal Funds Effective Rate, plus (b) one-half of one percent (1/2 of 1%) (calculated on the basis of a 360 day year) and (ii) the floating commercial loan rate per annum of IntesaBci (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by IntesaBci) announced from time to time as its prime rate or equivalent for dollar loans in the USA, changing as and when said rate changes (calculated on the basis of a 365/366 day year).

       "Breakage Event" shall have the meaning set forth in Section 8.

       "Business Day" means any day, other than a Saturday or a Sunday, on which
(x) commercial banks settle payments in New York and, (y) for the purpose of determining any Index Period, U.S. Dollar transactions are affected in London, England.

       "Collateral Account" shall have the meaning set forth in Section 2.01.

       "Deposit Agreement Termination Date" shall have the meaning set forth in
Section 2.04(b).

       "Equipment Notes" has the meaning attributable thereto in the Note Purchase Agreement.

       "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next l/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next l/100 of 1%) of the quotations for such day for such transactions received by IntesaBci from three Federal funds brokers of recognized standing selected by IntesaBci.

       "Federal Funds Index Rate" shall mean, for any day of determination, the Federal Funds Effective Rate for such day minus 1/8% per annum.

       "Final Withdrawal Date" means the date on which all of the Deposits are withdrawn and no redeposits are made under the Delayed Deposit Agreement.

       "Floating Index Period" means, with respect to any Notional Amount, the period from and including the last day of the Initial Index Period therefor to but excluding the earlier of (x) the date such Notional Amount is withdrawn pursuant to the Delayed Deposit Agreements and (y) the first day of any Subsequent Index Period therefor.

       "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by this Agreement or relating to the observance or performance of the obligations of any of the parties to this Agreement.

       "Indemnity Agreement" means the Indemnity Agreement dated as of the date hereof among the parties hereto.

       "Indemnity Payment" shall have the meaning set forth in Section 1.01.

       "Indemnity Payment Date" shall have the meaning set forth in Section
1.01.

       "Index Period" means, with respect to any Notional Amount, the Initial Index Period, the Floating Index Period and each Subsequent Index Period therefor.

       "Index Rate" means, with respect to any Notional Amount, (i) during the Initial Index Period therefor, a rate per annum determined in the manner specified in the footnote to "Initial Index Rate" on Schedule II and during a Floating Index Period therefor, a rate per annum equal to the Federal Funds Index Rate, and (ii) during each Subsequent Index Period therefor, the rate per annum for such Subsequent Index Period determined in accordance with Section
1.04 hereof.

       "Initial Index Period" means, with respect to each Notional Amount, the period set forth opposite such Notional Amount under the heading "Initial Index Period" on Schedule II hereto; provided that if the last day of such period is stated to fall on a day that is not a Business Day, the last day of such period shall be extended to fall on the next subsequent day that is a Business Day.

       "Interest Payment Date" shall have the meaning given such term in the Delayed Deposit Agreements.

       "Investment Earnings" on any amount, means investment earnings on such amount net of losses and investment expenses reasonably incurred by IntesaBci in making or liquidating such investments.

       "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

       "Leased Aircraft Participation Agreement" shall have the meaning set forth in the Note Purchase Agreement.

       "LIBID Rate" means, for any period between Interest Payment Dates, a rate per annum (calculated on the basis of a 360-day year and actual days elapsed) equal to (x) the rate determined by reference to Telerate Page 3750 as of 11:00 A.M. (London time), on the date two London business days prior to the first day of such period minus (y) 12.5 basis points.

       "LIBOR" means, with respect to each Notional Amount, a rate per annum (calculated on the basis of a 360-day year and actual days elapsed) equal to the rate determined by reference to Telerate Page 3750 as of 11:00 A.M. (London time)) two London business days prior to the Delayed Funding Date for a period comparable to the Initial Index Period for such Notional Amount. If there shall be no rate showing for any such Initial Index Period, the Depositary shall calculate the LIBOR rate for such Initial Index Period using standard interpolation methodology by reference to the rates specified for the periods that are next shorter and longer than such Initial Index Period.

       "Material Adverse Change" means, with respect to any Person, any event, condition or circumstance that materially and adversely affects such person's business or consolidated financial condition, or its ability to observe or perform its obligations, liabilities and agreements under this Agreement.

       "Note Purchase Agreement" means the Note Purchase Agreement dated as of the date hereof among ATA, Wilmington Trust Company, as Pass Through Trustee under each of the Pass Through Trust Agreements referred to therein, Wilmington Trust Company, as Subordination Agent, Wells Fargo Bank Northwest, N.A., as Escrow Agent, and Wilmington Trust Company, as Paying Agent.

       "Notice of Final Withdrawal" shall have the meaning set forth in the Delayed Deposit Agreements.

       "Notice of Purchase Withdrawal" shall have the meaning set forth in the Delayed Deposit Agreements.

       "Notional Amounts" means each of the amounts set forth under the heading "Notional Amounts" on Schedule II hereto as the same may be reduced from time to time in accordance with Section 1.03.

       "Notional Earnings" means, with respect to any Relevant Period and each Notional Amount, the sum of the Index Rate per annum on such Notional Amount for each day during such Relevant Period. The Notional Earnings shall be calculated on the basis of a year of 360 days and actual days elapsed.

       "Participation Agreement" means each Participation Agreement entered into in connection with the financing of each Aircraft (or a Substitute Aircraft in respect thereof).

       "Permitted Investments" means London interbank U.S. Dollar deposits with London banks (or London branches of banks, including IntesaBci's London branch) selected by IntesaBci maturing on or about each Interest Payment Date.

       "Prepayment Drawing" means a withdrawal of one or more deposits pursuant to a Prepayment Withdrawal.

       "Prepayment Drawing Date" means the date of the Prepayment Drawing.

       "Relevant Date" means (i) in the case of the first Interest Payment Date, a Final Withdrawal Date, a Prepayment Drawing Date or a Replacement Drawing Date occurring prior to the first Interest Payment Date, the date of the Indemnity Agreement and (ii) in the case of any other Interest Payment Date, Final Withdrawal Date, Prepayment Drawing Date or Replacement Drawing Date, the Interest Payment Date immediately preceding such Interest Payment Date, Final Withdrawal Date, Prepayment Drawing Date or Replacement Drawing Date (as the case may be).

       "Relevant Period" means, with respect to any Interest Payment Date, Final Withdrawal Date, Prepayment Drawing Date or Replacement Drawing Date, the period from and including the Relevant Date for such Interest Payment Date, Final Withdrawal Date, Prepayment Drawing Date or Replacement Drawing Date, as the case may be, up to but excluding such Interest Payment Date, Final Withdrawal Date, Prepayment Drawing Date or Replacement Drawing Date (as the case may be).

       "Replacement Drawing" means a withdrawal of the Deposits pursuant to a Replacement Withdrawal.

       "Replacement Drawing Date" shall have the meaning set forth in Section 1.06(a).

       "SEC" means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to its functions.

       "Secured Obligations" shall have the meaning set forth in Section 2.03.

       "Subsequent Index Period" with respect to each Notional Amount, shall have the meaning set forth in Section 1.04.

       "Substitute Aircraft" means any aircraft substituted for an Aircraft (or any other Aircraft with respect to such Aircraft) in accordance with (i) the Aircraft Purchase Agreement (as defined in the Note Purchase Agreement) upon a total loss of such Aircraft prior to the delivery thereof or (ii) Section 1(g) of the Note Purchase Agreement.